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                                                                    EXHIBIT 99.1


[PRINCETON NATIONAL BANCORP, INC. LOGO]


                   PRINCETON NATIONAL BANCORP, INC. ANNOUNCES
                      ACCELERATION OF STOCK OPTION VESTING


PRINCETON, Illinois - December 20, 2005 - Princeton National Bancorp, Inc. (NASDAQ: PNBC)

Princeton National Bancorp, Inc. ("PNBC", "the Company") announced today the Board of Directors approved the accelerated vesting of all outstanding unvested stock options to purchase shares of common stock of PNBC granted through the Company's non-qualified stock option plan. The unvested options relate to awards granted in 2003 and 2004 to directors and officers of the Company. By accelerating the vesting of these options, the Company estimates approximately $288,000 of future compensation expense that would have been recorded in 2006 (net of income taxes) will be eliminated.

Additionally, the Company has announced the stock option award for 2005 of 80,700 shares was granted with full vesting. This decision will eliminate additional future compensation expense of approximately $199,000 (net of income taxes) for each of the next three years, beginning in 2006. This figure is based on information as of today and may not be indicative of actual results, which will be based upon relevant information as of December 31, 2005, the effective date of the stock option award.

The Company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Accordingly, no compensation cost has been recognized for its stock option plans. However, with the adoption of Financial Accounting Standards Board Statement No. 123R ("FASB 123R") effective January 1, 2006, the Company will be required to record future compensation expense rather than disclose the effect pro forma as has been done previously. Accordingly, the decision to accelerate the vesting of these options, which the Company believes is in the best interests of the shareholders, was made to reduce expense.

Options to purchase 143,800 shares of PNBC common stock, which otherwise would have vested from time to time over the next two years, became immediately exercisable as a result of this decision. The remaining terms for each of the options granted remain the same. This acceleration becomes effective as of December 31, 2005.

The Company has community-banking locations throughout northern Illinois. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.



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This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.


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Inquiries should be directed to:    Lou Ann Birkey, Vice President -
                                    Investor Relations,
                                    Princeton National Bancorp, Inc.
                                    (815) 875-4444,
                                    E-MAIL ADDRESS: PNBC@CITIZENS1ST.COM










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